UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 4, 2013

VITRAN CORPORATION INC.

(Exact name of registrant as specified in its charter)

Ontario, Canada	001-32449	98-0358363
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

185 The West Mall, Suite 701 Toronto, Ontario, Canada		M9C 5L5
(Address of principal executive offices)		(Zip Code)

(416) 596-7664

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 8.01.	Other Events.

Vitran Corporation Inc. (“Vitran”) and Computershare Trust Company of Canada entered into a Shareholder Rights Plan Agreement on November 4, 2013 (the “Rights Plan”).

Subject to the terms of the Rights Plan, the rights (“Rights”) will become exercisable in the event any person, together with any party related to it or acting jointly with it, beneficially owns or announces its intention to acquire or beneficially own 20 percent or more of Vitran’s outstanding shares without complying with the “Permitted Bid” provisions of the Rights Plan. Should a non-Permitted Bid be launched, each Right would entitle each holder of Vitran shares (other than the acquiring person and persons related to it or acting jointly with it) to purchase additional shares of Vitran at a 50% discount to the prevailing market price. Under the Rights Plan, a bid that, among other things, is made to all shareholders for all of their shares on identical terms and conditions and that is open for at least 90 days may constitute a “Permitted Bid”.

Based on its public disclosure, TransForce Inc. and its affiliates are a “Grandfathered Person” under the Rights Plan for purposes of the definition of “Acquiring Person”, being a Beneficial Owner of 20 percent or more of the outstanding common shares of Vitran, but will cease to be a Grandfathered Person if it becomes the Beneficial Owner of additional common shares constituting more than 0.25% of the outstanding number of common shares of Vitran. As a result, TransForce’s current beneficial ownership of Vitran common shares will not trigger the Rights Plan.

Capitalized terms not defined herein have the meaning set forth in the Rights Plan.

The foregoing description of the Rights Plan is qualified in its entirety by reference to the full-text of the agreement, a copy of which is filed as Exhibit 10.1.

Item 9.01	Exhibits

Exhibit Number	Exhibit

10.1	Shareholder Rights Plan Agreement dated November 4, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VITRAN CORPORATION INC. (Registrant)

Dated: November 5, 2013	By:	/s/ Fayaz D. Suleman
Fayaz D. Suleman
Vice President Finance and Chief Financial Officer